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EXECUTIVE AGREEMENT
This Executive Agreement (“Agreement”) is made as of the __th day of Month, 20__ (the “Effective Date”), between Guidewire Software, Inc., a Delaware corporation (the “Company”), and NAME (the “Executive”) [and supersedes the Executive Agreement between the Company and the Executive dated as of ______].
In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
a)Term. The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, pursuant to the terms of this Agreement, until this Agreement is terminated by either party in accordance with the terms hereof. The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.
b)Position. The Executive will serve as the Title and will have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the Executive’s position. While the Executive renders services to the Company, the Executive will not engage in any other employment, consulting or business activity that would create a conflict of interest with the Company.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s current annual base salary is $__________, subject to redetermination by the Board of Directors of the Company (the “Board of Directors”) or Compensation Committee. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)Incentive Compensation. The Executive will be eligible to be considered for annual cash incentive compensation as determined by the Board of Directors or Compensation Committee from time to time. The Executive’s current annual target bonus is __% of Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid. The Bonus Plan may be revised at the discretion of the Company at any time.

(c)Other Benefits. The Executive will be entitled to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans. The Executive will be entitled to paid vacation in accordance with the terms of the Company’s vacation policy, as in effect from time to time.
(d)Clawback Policy. The Executive agrees that this Agreement and certain payments hereunder are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (y) any clawback, forfeiture or other similar policy adopted by the Board or Compensation Committee thereof and as in effect from time to time, including, without

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limitation, the Company’s Compensation Recovery Policy, as amended and/or restated from time to time (the “Clawback Policy”) and the Company’s Supplemental Recovery Policy, as amended and/or restated from time to time (the “Supplemental Clawback Policy”); and (z) applicable law.
(i)In consideration of this Agreement and the payments hereunder, the Executive further agrees that all Incentive-Based Compensation (as defined in the Clawback Policy and Supplemental Clawback Policy, as applicable) received by the Executive after the Effective Date (as defined in the Clawback Policy and the Supplemental Clawback Policy, as applicable) is subject to recovery pursuant to the Clawback Policy and/or the Supplemental Clawback Policy, as applicable.
(ii)The Executive agrees that the Executive is not entitled to indemnification for any recovery pursuant to the Clawback Policy and/or the Supplemental Clawback Policy, as applicable, and, to the extent any agreement or organizational document purports to provide otherwise, the Executive hereby irrevocably agrees to forego such indemnification.
(iii)The Executive agrees to take all required action in a reasonably prompt manner, as applicable, to enable any reduction, cancellation, forfeiture or recoupment of the payments hereunder and any other Incentive-Based Compensation (as defined in the Clawback Policy and Supplemental Clawback Policy, as applicable) in order to enable the enforcement of the Clawback Policy, Supplemental Clawback Policy and applicable law.
(iv)The Executive has received and has had an opportunity to review the Plan, the Clawback Policy and the Supplemental Clawback Policy.
3.Termination. The Executive’s employment may be terminated under the following circumstances:
(a)Death. The Executive’s employment will terminate upon the Executive’s death.
(b)Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Nothing in this Section 3(b) will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause as determined by the Board of Directors. For purposes of this Agreement, “Cause” means: (i) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) the Executive’s material breach of any written agreement between the Executive and the Company; (iii) the Executive’s material failure to comply with the Company’s written policies or rules after receiving written notification of the failure from the Company’s CEO and eight days to cure such failure; (iv) the Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) the Executive’s gross misconduct in the performance of his duties; (vi) the Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s CEO; or (vii) the Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has

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requested the Executive’s cooperation therewith; provided, that before a termination for Cause under Secs. 3(c)(ii), (v), (vi), or (vii), if the conduct constituting Cause is reasonably curable, then the Board of Directors shall provide the Executive with specific written notice of the category and nature of the conduct alleged to constitute Cause, and the Executive shall have a period not less than ten (10) business days following such notice (the “Cause Cure Period”), to remedy the conduct alleged to constitute Cause. If the Executive cures the Cause condition during the Cause Cure Period, then Cause will be deemed not to have occurred.
(d)Termination Without Cause. The Company may terminate the Executive’s employment at any time without Cause. Any termination by the Company of the Executive’s employment that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Sections 3(a) or (b) will be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate employment at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” means that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason will be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” means: (i) if the Executive’s employment is terminated by death, the date of Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given or the date on which Notice of Termination is given after the end of the Cause Cure Period, as applicable; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Good Reason Cure Period. Notwithstanding the foregoing, in the event that either party gives a Notice of Termination, the Company may unilaterally accelerate the Date of Termination.

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4.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company will pay or provide to the Executive (or to Executive’s authorized representative or estate), on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination, any Base Salary earned through the Date of Termination, unpaid expense reimbursements and unused vacation that accrued through the Date of Termination (collectively, the “Accrued Benefits”). Upon any termination of the Executive’s employment for any reason, the Executive will tender to the Company the Executive’s resignation from all positions with the Company and its subsidiaries, including without limitation, any positions as a member of the Board of Directors of the Company and/or any of its subsidiaries.
(b)Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), then the Company will pay the Executive the Accrued Benefits. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the expiration of the seven-day revocation period for the Release:
(i)the Company will pay the Executive an amount equal to 100% of the Executive’s then-current Base Salary (the “Severance Amount”). The Severance Amount will be paid out in a lump sum, in accordance with the Company’s payroll practices, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment (if any) is considered a separate payment; and
(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company will pay to the Executive a lump sum cash payment (at the same time as the Severance Amount) equal to the amount of employer contributions that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for a period of 12 months.
5.Change in Control. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to Executive’s assigned duties and Executive’s objectivity during the pendency and after the occurrence of any such event.
(a)Change in Control Severance Benefits. These provisions will apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 2 months before or 12 months after a Change in Control. These provisions will terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control. If within 2 months before or within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Release by the Executive and the expiration of the seven-day revocation period for the Release,

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(i)the Company will pay the Executive an amount equal to the sum of 100% of the Executive’s then-current Base Salary and then-current annual target bonus (the “CIC Payment”). The CIC Payment will be paid in a single lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the CIC Payment will be paid in the second calendar year; and
(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, then the Company will pay to the Executive a lump sum cash payment (at the same time as the Severance Amount) equal to the amount of monthly employer contributions that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for a period of 12 months; and
(iii)notwithstanding anything to the contrary in any applicable option agreement, restricted stock unit agreement, or other stock-based award agreement, 100% of the then outstanding stock options, restricted stock units, and other stock-based awards held by the Executive, including any such awards granted prior to the date hereof, will be fully accelerated and vested as of the Date of Termination.
(a)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, acceleration, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions will apply:
(A)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive will be entitled to the full benefits payable under this Agreement.
(B)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments will not exceed the Threshold Amount. In such event, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments will be reduced in reverse chronological order.
(ii)For the purposes of this Section 5(b), “Threshold Amount” means three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise

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Tax” means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(iii)The determination as to which of the alternative provisions of Section 5(b)(i) will apply to the Executive will be made by an accounting firm selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) will apply, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm will be binding upon the Company and the Executive.
(i)Change in Control Definition. For purposes of this Section 5, “Change in Control” means any of the following:
(ii)the date any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(iii)the date a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or
(iv)the date of consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence will thereafter

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become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” will be deemed to have occurred for purposes of the foregoing clause (i).
6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and will have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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7.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Federal and State courts located in San Mateo County, California with respect to all matters arising under this Agreement. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
8.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter; provided that the Proprietary Information and Inventions Agreement between the Company and the Executive dated as of ___________ will not be superseded by this Agreement but will remain in full force and effect in accordance with its terms.
9.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
10.Survival. The provisions of this Agreement will survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
11.Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board of Directors.
13.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
14.Governing Law. This is a California contract and will be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.
15.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original; but such counterparts will together constitute one and the same document.
16.Successor to Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken

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place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession will be a material breach of this Agreement.
17.Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
Guidewire Software, Inc.
By:
Name: Mike Rosenbaum
Title: CEO

Executive

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